Exhibit (d)(3)

NOTICE OF REDEMPTION AND

NET SHARE SETTLEMENT ELECTION

To the Holders of All Outstanding

HOLOGIC, INC.

2.00% Convertible Senior Notes due 2043

(CUSIP No. 436440 AG6)1

Reference is made to the Indenture, dated as of December 10, 2007 (the “Base Indenture”), by and between Hologic, Inc., a Delaware corporation (the “Company”), as issuer, and Wilmington Trust Company, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of February 21, 2013 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee, relating to the Company’s 2.00% Convertible Senior Notes due 2043 issued on February 21, 2013 (the “Notes”). Article 11 of the Base Indenture and Article 11 of the Supplemental Indenture provide that, at any time on or after December 15, 2017, the Company may redeem any or all of the Notes in accordance with the terms, procedures and conditions outlined in the Indenture. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Notes.

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of the Indenture, the Company has elected to redeem, and will redeem on December 15, 2017 (the “Redemption Date”), all of the then-outstanding Notes, except for the Notes that were validly surrendered to the Company for repurchase on December 15, 2017 pursuant to Section 11.08 of the Supplemental Indenture at a redemption price (the “Redemption Price”) payable in cash equal to 100% of the accreted principal amount of the Notes to be redeemed. As a result of the Company’s exercise of its redemption right, as described in this Notice, Holders of the Notes have a right to convert the Notes called for redemption at any time prior to 5:00 p.m., New York City time, on December 14, 2017 (the “Conversion Deadline”), which is the Business Day immediately preceding the Redemption Date.

NOTICE IS ALSO HEREBY GIVEN that the Company has irrevocably elected to settle any conversions of the Notes, from and after the date hereof, entirely in cash pursuant to Section 12.02(a)(ii) of the Supplemental Indenture and this Notice. The Company’s irrevocable election to settle conversions of the Notes pursuant to Section 12.02(a)(ii) of the Supplemental Indenture applies only to the Notes, and does not apply to any other convertible notes of the Company.

The Redemption Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Company’s Common Stock. On the Redemption Date, the accreted principal amount of the Notes will be approximately $1,210.18 per $1,000 original principal amount of the Notes.

[1]	The CUSIP number has been assigned to the Notes by an organization that is not affiliated with the Company or the Trustee and is included solely for the convenience of the Holders of the Notes. Neither the Company nor the Trustee shall be responsible for the selection or use of any such CUSIP number, nor is any representation made as to its correctness or accuracy on the Notes or as indicated in this Notice.

On the Redemption Date, the Redemption Price will become due and payable on outstanding Notes. Unless the Company defaults in the payment of the Redemption Price, interest on such Notes will cease to accrue, and principal will cease to accrete, on and after the Redemption Date, and the only remaining right of the Holders of such Notes after such date will be to receive payment of the Redemption Price upon surrender of the Notes to Wilmington Trust Company, as paying agent (the “Paying Agent”). The name and address of the Paying Agent are set forth below.

As of the date of this Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with The Depository Trust Company (“DTC”) or its nominee and there are no certificated Notes in non-global form. Accordingly, the Notes called for redemption must be surrendered to the Paying Agent in accordance with the applicable procedures of DTC to collect the Redemption Price. In the unlikely event that Notes are issued in physical certificates after the date hereof to a Holder other than DTC or its nominee, then such a Holder must surrender the Notes to the Paying Agent at the address set forth below to collect the Redemption Price.

The method chosen for delivery of the Notes is at the option and risk of the Holder. If delivery is by mail, use of registered or certified mail, properly insured is suggested.

Holders of the Notes have a right to convert the Notes called for redemption at any time prior to 5:00 p.m., New York City time, on December 14, 2017 (the “Conversion Deadline”), which is the Business Day immediately preceding the Redemption Date. Pursuant to the terms of the Indenture, the Company has irrevocably elected to settle any conversions validly submitted prior to the Conversion Deadline in cash pursuant to Section 12.02(a)(ii) of the Supplemental Indenture. As a result, Holders who desire to convert Notes and who surrender Notes for conversion in accordance with the Indenture and the instructions below will receive cash consideration in connection with such conversion as more fully described below.

Holders who desire to convert Notes must surrender such Notes for conversion in accordance with the applicable procedures of DTC no later than the Conversion Deadline (Holders’ right to convert expires after the Conversion Deadline unless the Company defaults in the payment of the Redemption Price) and must satisfy the other requirements set forth in the Indenture. Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid Interest, as the Company’s settlement of the Conversion Obligation shall be deemed to satisfy its obligation to pay the principal amount of the Notes and accrued and unpaid Interest to, but not including, the Conversion Date.

In the unlikely event that Notes are issued in physical certificates after the date hereof to a Holder other than DTC or its nominee, then such a Holder who desires to surrender the Notes for conversion must complete and sign a notice of conversion in the form attached hereto as Schedule A (the “Notice of Conversion”) in accordance with the instructions set forth therein and deliver such Notice of Conversion, together with the certificates evidencing the Notes being surrendered and all necessary endorsements, to the Conversion Agent (as defined below) prior to the Conversion Deadline. If such Holder does not properly submit such Holder’s Notes for conversion, or properly exercise the Put Option, as defined below, then the Company will redeem all of such Holder’s Notes on the Redemption Date at the Redemption Price.

Notes with respect to which the conversion right is validly exercised in accordance with the terms of the Notes and the Indenture prior to the Conversion Deadline will not be redeemed on the Redemption Date. As of the date of this Notice, the Conversion Rate for the Notes is 25.911 shares of Common Stock per $1,000 original principal amount outstanding, which is equivalent to a Conversion Price of approximately $38.59 per share based on the Original Principal Amount of the Notes (the equivalent of approximately $46.71 per share based upon an accreted principal amount of the Notes as of December 15, 2017). Upon conversion, a Holder will not receive any additional shares of the Company’s Common Stock or cash attributable to the accreted principal amount of the Notes in excess of the Original Principal Amount of the Notes. Wilmington Trust Company will be the conversion agent for the Notes (the “Conversion Agent”). The name and address of the Conversion Agent are set forth below.

Pursuant to the terms of the Indenture and this Notice, the Company has irrevocably elected to settle the conversion of any Notes validly surrendered for conversion into cash. As a result, Holders that validly tender Notes for conversion will receive, for each $1,000 in original principal amount of Notes, cash in an amount equal to the sum of the Daily Conversion Values for each of the 30 VWAP Trading Days during the related Observation Period, as calculated in accordance with the terms of the Indenture. For each conversion, the Observation Period will begin on and include the third VWAP Trading Day after the related Conversion Date in respect of such Notes. Holders that validly tender Notes for conversion will receive such cash payment on the third Business Day after the end of the applicable Observation Period.

Pursuant to the Indenture, each Holder of the Notes also has a put option (the “Put Option”) pursuant to which such Holder has the right to require the Company to repurchase all or a portion of such Holder’s Notes on December 15, 2017 (the “Put Option Repurchase Date”) for 100% of the accreted principal amount of the Notes validly surrendered for repurchase and not withdrawn (the “Put Option Repurchase Price”). Notes with respect to which the Put Option is validly exercised in accordance with the terms of the Notes and the Indenture prior to the applicable deadline will be repurchased by the Company on the Put Option Repurchase Date notwithstanding the Company’s exercise of its redemption right. For information regarding the Put Option, Holders of the Notes should refer to the Company’s Put Right Notice dated November 14, 2017.

The Trustee, Paying Agent and Conversion Agent is

Wilmington Trust Company

and for purposes of this Notice, the address is:

Wilmington Trust Company

Rodney Square North

1100 North Market Street - 5th Floor

Wilmington, DE 19890

Attention: Corporate Capital Markets - Workflow Mgmt

Any questions or requests for assistance or copies of this Notice or other materials may be directed to the Paying Agent.

The date of this Notice is November 14, 2017.

* * * * *

HOLOGIC, INC.

By: Wilmington Trust Company, as Trustee

Dated: November 14, 2017

SCHEDULE A. NOTICE OF CONVERSION

NOTICE OF CONVERSION

The undersigned Holder of this Note hereby irrevocably exercises the option to convert this Note, or any portion of the Accreted Principal Amount hereof (which is U.S. $1,000 Original Principal Amount or an integral multiple of U.S. $1,000 in excess thereof, provided that the unconverted portion of such Original Principal Amount is U.S. $1,000 or any integral multiple of U.S. $1,000 in excess thereof) below designated, into shares of Common Stock or Reference Property in accordance with the terms of the Supplemental Indenture referred to in this Note, and directs that the consideration due upon such conversion (including a check in payment for any fractional share and any Notes representing any unconverted principal amount hereof), be delivered to and be registered in the name of the undersigned unless a different name has been indicated below. If shares of Common Stock, Reference Property or Notes are to be registered in the name of a Person other than the undersigned, (a) the undersigned shall pay all transfer taxes payable with respect thereto and (b) signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934. Any amount required to be paid by the undersigned on account of interest accompanies this Note.

Dated:
Signature(s)

If shares or Notes are to be registered in the name of a Person other than the Holder, please print such Person’s name and address:

(Name)

(Address)

Social Security Number or other Identification Number, if any

[Signature Guaranteed]

If only a portion of the Notes is to be converted, please indicate:

1.	Accreted Principal Amount to be converted: U.S. $

2.	Accreted Principal Amount and denomination of Notes representing unconverted Accreted Principal Amount to be issued:

Amount: U.S. $ Denominations: U.S. $

(U.S. $1,000 Original Principal Amount or any integral multiple of U.S. $1,000 in excess thereof, provided that the unconverted portion of such principal amount is U.S. $1,000 Original Principal Amount or any integral multiple of U.S. $1,000 in excess thereof).